September 2, 1999

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for TRM Corporation (formerly TRM Copy Centers Corporation) and, under the date of February 19, 1999, we reported on the consolidated financial statements of TRM Corporation (formerly TRM Copy Centers Corporation) and subsidiaries as of December 31, 1998 and June 30, 1998 and 1997, and for the six months ended December 31, 1998 and for each of the years in the two-year period ended June 30, 1998. On August 26, 1999, our appointment as principal accountants was terminated. We have read TRM Corporation's statements included under Item 4 of its Form 8-K dated September 2, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with TRM Corporation's statement that the change was approved by the audit committee of the board of directors. Further, we are not in a position to agree or disagree with TRM Corporation's statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or type of audit opinion that might be rendered on TRM Corporation's financial statements.

Very truly yours,

KPMG LLP